SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: CONSECO VARIABLE ANNUITY ACCOUNT F
     (Formerly Great American Reserve Variable Annuity Account F)

Address of Principal Business Office:

     11825 N. Pennsylvania Street
     Carmel, Indiana 46032-4572

Telephone Number:  (317) 817-3700

Name and Address of Agent for Service of Process:
       Michael A. Colliflower
       Conseco Variable Insurance Company
       11825 N. Pennsylvania Street
       Carmel, Indiana 46032-4572
       (317) 817-3700

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Carmel and State of Indiana on the 21st day of April, 1999.

                                SIGNATURE:   CONSECO VARIABLE ANNUITY ACCOUNT F
                                               Registrant

                                       By:CONSECO VARIABLE
                                          INSURANCE COMPANY

                                       By: /s/THOMAS J. KILIAN
                                         ----------------------------------

                                                    President
                                           -----------------------------------
                                                       Title

ATTEST: /s/JOHN J. SABL
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                Name

             Secretary
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                 Title